As filed with the Securities and Exchange Commission on December 21, 2018
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
THE ANDERSONS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-1562374 (I.R.S. Employer Identification Number)

1947 Briarfield Boulevard, Maumee, Ohio (Address of Principal Executive Offices)	43537 (Zip Code)
THE ANDERSONS, INC.
Lansing Acquisition 2018 Inducement and Retention Plan
Dated December 21, 2018
(Full title of the plans)
Naran U. Burchinow
The Andersons, Inc.
1947 Briarfield Boulevard
Maumee, Ohio 43537
(Name and address of agent for service)
(419) 893-5050
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, no par value	650,000 shares	$30.20	$19,630,000	$2,379.16
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares, no par value (the “Common Shares”) that become issuable under the The Andersons, Inc. Lansing Acquisition 2018 Inducement and Retention Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Shares.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of $30.20 per share, which was the average of the high and low prices for a share of Common Shares of the Registrant on December 17, 2018, as reported on the Nasdaq Global Stock Market.
(3) Represents Common Shares that have been authorized for issuance under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by The Andersons, Inc. (the “Company”) under the Securities and Exchange Act of 1934, as amended are incorporated herein by reference to this Registration Statement:

a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 26, 2018;

b)
the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018, filed with the Commission on May 8, 2018, August 8, 2018 and November 6, 2018, respectively;

c)	the Company’s Current Reports on Form 8-K filed with the Commission on October 16, 2018 and November 5, 2018; and

d)	the description of the Company’s Common Shares contained in Item 1 of the Company’s registration statement on Form 8-A filed with the Commission on October 19, 1995.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Naran U. Burchinow, our Vice President, General Counsel and Secretary has issued an opinion regarding certain legal matters and matters with respect to Ohio law. He has direct ownership of 25,363 shares of the Registrant's Common Shares.

Item 6. Indemnification of Directors and Officers

Section 1701.59 of the Ohio General Corporation Law, inter alia, empowers an Ohio corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 1701.59 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 1701.59. The Company maintains policies insuring its and its subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including certain liabilities under the Securities Act of 1933.

Article IV of the Code of Regulations of the Company provides for indemnification of the directors and officers of the Company to the full extent permitted by law, as now in effect or later amended. In addition, the Code of Regulations provides for indemnification against expenses incurred by a director or officer to be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that if required by the Ohio General Corporation Law, an advancement of expenses will be made only upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The Code of Regulations further provides for a contractual cause of action on the part of directors and officers of the Company with respect to indemnification claims which have not been paid by the Company.

Article Six of the Company’s Restated Articles of Incorporation limits to the fullest extent permitted by the Ohio General Corporation Law as the same exists or may have been amended, the personal liability of the Company’s directors to the Company or its shareholders for monetary damages for a breach of their fiduciary duty as directors. Section 1701.59 of the Ohio General Corporation Law currently provides that such provisions do not eliminate the liability of a director (i) for a breach of the director’s duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 1701.59 of the Ohio General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Ohio General Corporation Law); or (iv) for any transaction from which the director derived an improper benefit.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4
The Andersons, Inc. Lansing Acquisition 2018 Inducement and Retention Plan dated December 21, 2018 (Certain exhibits to the agreement have been omitted. The Company will furnish such exhibits to the SEC upon request.)

5	Opinion of Naran U. Burchinow with respect to the legality of certain shares of the Common Shares being registered

10.1	Inducement and Retention Restricted Stock Award Agreement

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

23.4	Consent of Independent Registered Public Accounting Firm

23.5	Consent of Naran U. Burchinow (included in opinion filed as Exhibit 5)

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maumee, State of Ohio, on December 21, 2018.

THE ANDERSONS, INC.

By /s/ Patrick E. Bowe
Patrick E. Bowe
Its: Chief Executive Officer and Director (Principal Executive Officer)
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the date indicated.

Signature	Title	Date	Signature	Title	Date
/s/ Patrick E. Bowe	Chief Executive Officer and Director	12/21/2018	/s/ Catherine M. Kilbane	Director	12/21/2018
Patrick E. Bowe	(Principal Executive Officer)		Catherine M. Kilbane

/s/ Brian A. Valentine	Chief Financial Officer	12/21/2018	/s/ Robert J. King, Jr.	Director	12/21/2018
Brian A. Valentine	(Principal Financial Officer)		Robert J. King, Jr.

/s/ Anne G. Rex	Vice President, Corporate Controller	12/21/2018	/s/ Ross W. Manire	Director	12/21/2018
Anne G. Rex	(Principal Accounting Officer)		Ross W. Manire

/s/ Michael J. Anderson	Chairman	12/21/2018	/s/ Patrick S. Mullin	Director	12/21/2018
Michael J. Anderson			Patrick S. Mullin

/s/ Gerard M. Anderson	Director	12/21/2018	/s/ John T. Stout, Jr.	Director	12/21/2018
Gerard M. Anderson			John T. Stout, Jr.

/s/ Stephen F. Dowdle	Director	12/21/2018	/s/ Jacqueline F. Woods	Director	12/21/2018
Stephen F. Dowdle			Jacqueline F. Woods